Exhibit 3

AMENDMENT DEED

TO CREDIT FACILITY DEED FROM MAY 24, 2010

Drawn up and signed on [By hand] 26 of [By hand] July, 2010

Between:	Bank Hapoalim Ltd. (hereinafter – “the Bank”)	The First Party;

And:	Gazit Israel (Founded by Gazit Inc., Panama) Ltd. Company No. 511512295 (hereinafter – “the Borrower”)	The Second Party;

Whereas	On May 24, 2010, a credit facility deed was signed between the Company [sic] and the Bank in connection with a credit facility for NIS 300 million (hereinafter – “the Credit Document”);

And Whereas	At the request of the Company [sic], the Parties wish to amend the Credit Document, only partially, as stated in this amendment deed below;

Hence	The Parties hereby agree to amend the Credit Document as follows:

1.	The prelude to this facility deed is an integral part thereof.

2.	The Credit Document is to be amended as follows:

2.1.	Clause 4 (titled – “Interest”) is to be amended whereby in the second line, the words “…of 2.5% per annum …” will be replaced by the words “… of 2.25% per annum …”.

In the second line of sub-clause a. of clause 4, the words “…at a rate of 2.75% per annum …” will be replaced by the words “…at a rate of 2.5% per annum …”.

In the third line of sub-clause b. of clause 4, the words “…at a rate of 3% per annum …” will be replaced by the words “…at a rate of 2.75% per annum …” and, in the fourth line of the same sub-clause, the words “…at a rate of 3.25% per annum …” will be replaced by the words “…at a rate of 3% per annum …”.

2.2.	In the first line of sub-clause 7.1 of clause 7 (titled – “Fees”), the words “…at a rate of 0.1% (zero point one percent) per annum …” will be replaced by the words “…at a rate of 0.12% (zero point twelve percent) per annum …” and, in the first line of sub-clause 7.2, the words “…at a rate of 0.45% (zero point forty five percent) per annum …” will be replaced by the words “…at a rate of 0.20% (zero point twenty percent) per annum …”.

2.3.	In clause 8 (titled – “Immediate Repayment of the Above Amounts”), sub-clause 8.12 is revoked and is replaced by a new sub-clause 8.12, worded as follows:

“8.12 a.	If, as a result of a payment delay or repayment default of any debt amount of ours and/or of Gazit-Globe toward the Bank and/or any financial institution and/or bondholders (hereinafter, collectively – “Financial Creditor”), a Financial Creditor declares, or demands that we and/or Gazit-Globe make, immediate repayment of any debt amount of ours and/or of Gazit-Globe toward the aforesaid Financial Creditor in a cumulative amount in excess of EUR 30 (thirty) million (or an amount of equivalent value in another currency), and/or if any Financial Creditor forecloses on any pledge provided to him by ourselves (or on our behalf) or by Gazit-Globe (or on its behalf) in connection with any debt of ours or of Gazit-Globe toward the aforesaid Financial Creditor in a cumulative amount in excess of EUR 30 (thirty) million (or an amount of equivalent value in another currency), unless the aforementioned declaration and/or demand and/or foreclosure have been revoked or unless an authorized court has issued an injunction against the aforesaid declaration, demand or foreclosure, within 21 business days from the date of the aforesaid declaration, demand or foreclosure, as the case may be;

b.	If a Financial Creditor or Financial Creditors declare the immediate repayment of any debt of ours or of Gazit-Globe in a cumulative amount in excess of EUR 30 (thirty) million (or an amount of equivalent value in another currency), prior to its designated repayment date, or if we or Gazit-Globe are demanded, as a result of any breach, to make an early repayment, a repurchase or a redemption of the aforesaid debt, prior to its designated repayment date (viz., acceleration), except in instances where the aforesaid declaration or demand is the result of a payment delay or repayment default of any debt, and the aforesaid declaration or demand has not been revoked within 14 business days from the date of the aforesaid declaration or demand, as the case may be, unless we or Gazit-Globe object to the aforesaid declaration or demand, in good faith and on the basis of reasonable grounds;”

2.4.	Clause 13 (titled – “Special Terms”) is hereby revoked.

2.5.	In the third line of sub-clause 14.2 of clause 14 (titled – “General”), before the words “and stands in their stead”, the following words are to be inserted – “and the amendment deed to the aforesaid credit facility deed that we signed with the Bank on March 30, 2010”.

3.	In order to remove any doubt, it is clarified that nothing stated in this Deed is to be taken as prejudicing and/or derogating from any of the rights of the Bank pursuant to the Credit Document and/or the other documents that the Borrower has signed and/or is to sign in favor of the Bank.

4.	The Parties hereby expressly agree that all the other terms of the Credit Document will remain unchanged and in full force.

5.	This Amendment Deed constitutes an integral part of the Credit Document.

Signed by us to attest to the above:

[Signed by] Gil Kotler and Varda Zuntz	[Signed by two signatories] [Stamped] BANK HAPOALIM LTD HEAD OFFICE MANAGEMENT
Gazit Israel (Founded by Gazit Inc., Panama) Ltd.	The Bank

Certification of Lawyer

I, the undersigned, [By hand] Efrat Haimi, Adv., being the lawyer for Gazit Israel (Founded by Gazit Inc., Panama) Ltd. (hereinafter – “the Company”) do hereby certify that the above document has been signed for the Company by Messrs. [By hand] Gil Kotler ID No. [By hand] 022308498 and [By hand] Varda Zuntz ID No. [By hand] 052132115, who are authorized signatories of the Company, this being as legally resolved by the Company and in accordance with the Company’s documents of incorporation – and that the above signatures bind the Company for all intents and purposes.

Date [By hand] 26.7.2010	[Signed by] Efrat Haimi

[Stamped] EFRAT HAIMI, ADV.
16, Abba Hillel St., Ramat Gan
License No. 3810?
Lawyer’s signature and stamp

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